EXHIBIT 99.1

PRESS RELEASE

Date:	April 21, 2003

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	Tim McArdle, Senior Vice President and Treasurer of MutualFirst Financial, Inc. (765) 747-2818

MutualFirst Announces First Quarter 2003 Earnings

MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of Mutual Federal Savings Bank (the "Bank"), announced today that net income for the first quarter ended March 31, 2003 was $2.1 million, or $.42 for basic and $.40 for diluted earnings per share. This compared to net income for the comparable period in 2002 of $1.9 million or $.32 for both basic and diluted earnings per share. The 25% increase in diluted earnings per share was a result of increased earnings and share repurchases during the quarter. Annualized return on assets was 1.07% and return on equity was 8.68% for the first quarter of 2003 compared to .98% and 7.04% respectively, for the same period of last year.

Assets totaled $776.5 million at March 31, 2003, an increase from December 31, 2002 of $675,000. Loans, excluding loans held for sale, increased $13.4 million. Consumer loans were little changed, and commercial business loans increased $1.9 million, or 5.4%, while residential mortgage loans held in portfolio increased $10.5 million. Mortgage loans held for sale decreased $4.0 million and mortgage loans sold during the quarter totaled $10.4 million.

Allowance for loan losses increased $153,000 from $6.3 million at December 31, 2002 to $6.4 million at March 31, 2003. Net charge offs for the quarter ended March 31, 2003 were $220,000 or .13% of average loans on an annualized basis compared to $193,000, or .12% of average loans for the comparable period in 2002.

Total deposits were $555.9 million at March 31, 2003 an increase of $5.5 million, or 1.0% from December 31, 2002. Of this growth, $2.6 million was in non-interest bearing deposits. Total borrowings decreased $3.0 million to $115.3 million at March 31, 2003 from $118.3 million at December 31, 2002.

Stockholders' equity decreased $3.6 million, or 3.7%, from $96.7 million at December 31, 2002, to $93.1 million at March 31, 2003. The decrease was due primarily to the repurchase of 255,000 shares of common stock for $5.4 million and dividend payments of $521,000. These decreases were partially offset by net income of $2.1 million, Employee Stock Ownership Plan (ESOP) shares earned of $168,000, and RRP shares earned of $113,000. Also, unrealized gain on securities available for sale decreased $70,000.
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Net interest income increased $197,000 or 3.0%, from $6.6 million for the three months ended March 31, 2002, to $6.8 million for the three months ended March 31, 2003. The average interest rate spread increased from 3.47% for the three-month period ended March 31, 2002, to 3.67% for the comparable period in 2003 as yields on interest- earning assets decreased at a slower rate than the decrease in the cost of interest-bearing liabilities.

The provision for loan losses for the first quarter of 2003 was $375,000 compared to $587,000 for the same period in 2002. Non-performing loans to total loans at March 31, 2003 were .71%, compared to .78% at December 31, 2002. Non-performing assets to total assets were .81% at March 31, 2003 compared to .89% at December 31, 2002. The Bank believes that it has adequate collateral and reserves to absorb potential losses.

Non-interest income increased $234,000, or 19.9%, to $1.4 million for the three months ended March 31, 2003 compared to $1.2 million for the same period in 2002. The increase was primarily due to a gain on sale of loans of $350,000 in the first quarter of 2003 compared to no gain in the comparable 2002 quarter. This was partially offset by increased losses of $109,000 in the limited partnerships in the first quarter of 2003 compared to the comparable 2002 period.

Non-interest expense increased $295,000 or 6.3% to $5.0 million for the three months ended March 31, 2003 compared to $4.7 million for the same period in 2002. Salaries and employee benefits were $3.3 million for the three months ended March 31, 2003 compared to $3.0 million for the 2002 period, an increase of $247,000 or 8.2%. The change in salaries and benefits included a $208,000 increase in health insurance premium costs due to increased health care costs and an increased level of claims experience. Also included was a $41,000 increase in our ESOP expense due to the increase in the market value of our stock. All other expenses increased $48,000 or 2.9% for the three-month period ended March 31, 2003 compared to the same period in 2002.

Income tax expense increased $166,000 for the three months ended March 31, 2003 compared to the same period in 2002. The increase resulted from increased taxable income and an increase in the effective tax rate from 26.2% to 28.8% due to less non- taxable income.

MutualFirst Financial, Inc. and Mutual Federal Savings Bank are headquartered in Muncie, Indiana with seventeen full service offices in Delaware, Randolph, Kosciusko and Grant counties.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

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MUTUALFIRST  FINANCIAL INC.

Selected Financial Condition Data (Unaudited):	31-Mar 2003 (000)	31-Dec 2002 (000)

Total Assets	$776,473	$775,798

Cash and cash equivalents	19,098	23,620

Loans held for sale	3,879	7,851

Loans receivable, net	654,402	641,113

Investment securities available for sale, at market value	37,698	42,362

Total deposits	555,911	550,364

Total borrowings	115,289	118,287

Total stockholders' equity	93,150	96,717

Selected Operations Data (Unaudited):	Three Months Ended 31-Mar 2003	Three Months Ended 31-Dec 2002	Three Months Ended 31-Mar 2002
	(000)	(000)	(000)

Total interest income	$11,791	$12,418	$12,755
Total interest expense	4,964	5,396	6,125

Net interest income	6,827	7,022	6,630
Provision for loan losses	375	375	587
Net interest income after provision
for loan losses	6,452	6,647	6,043

Non-interest income
Fees and service charges	699	775	607
Equity in losses of limited partnerships	(147)	(248)	(37)
Commissions	175	201	189
Net gain on loan sales	350	592	0
Increase in cash surrender value of life insurance	294	306	300
Other income	34	13	113
Total non-interest income	1,405	1,639	1,172

Non-interest expense
Salaries and benefits	3,256	3,198	3,009
Occupancy and equipment	643	698	525
Data processing fees	159	181	194
Deposit insurance expense	23	23	24
Marketing	95	99	93
Other expenses	779	838	816
Total non-interest expense	4,955	5,037	4,661

Income before taxes	2,902	3,249	2,554
Income tax provision	835	992	670
Net income	$2,067	$2,257	$1,884

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Selected Financial Ratios and Other Financial Data (Unaudited):	Three Months Ended 31-Mar 2003	Three Months Ended 31-Dec 2002	Three Months Ended 31-Mar 2002

Share and per share data:
Average common shares outstanding
Basic	4,969,482	5,089,704	5,848,967
Diluted	5,123,491	5,224,655	5,915,690
Per share:
Basic earnings	$0.42	$0.44	$0.32
Diluted earnings	$0.40	$0.43	$0.32
Dividends	$0.10	$0.10	$0.09

Dividend payout ratio	25.00%	23.26%	28.13%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	1.07%	1.15%	0.98%
Return on average equity (ratio of net
income to average equity)(1)	8.68%	9.67%	7.04%
Interest rate spread information:
Average during the period(1)	3.67%	3.73%	3.47%

Net interest margin(1)(2)	3.85%	3.92%	3.77%

Efficiency ratio	60.19%	58.15%	59.74%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	106.79%	106.77%	108.70%

Allowance for loan losses:
Balance beginning of period	$6,286	$6,601	$5,449
Charge offs:
One- to four- family	55	147	40
Multi-family	0	0	0
Commercial real estate	0	220	0
Construction or development	0	0	0
Consumer loans	171	272	168
Commercial business loans	19	88	10
Sub-total	245	727	218

Recoveries:
One- to four- family	3	22	8
Multi-family	0	0	0
Commercial real estate	0	0	0
Construction or development	0	0	0
Consumer loans	22	15	17
Commercial business loans	0	0	0
Sub-total	25	37	25

Net charge offs	220	690	193
Additions charged to operations	375	375	588
Balance end of period	$6,441	$6,286	$5,844

Net loan charge-offs to average loans (1)	0.13%	0.42%	0.12%

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	March 31, 2003	December 31, 2002	March 31, 2002

Total shares outstanding	5,275,774	5,523,052	6,325,078
Tangible book value per share	$17.48	$16.95	$16.55

Nonperforming assets (000's)
Loans: Non-accrual	$4,607	$5,032	$6,189
Past due 90 days or more	81	64	456
Restructured	0	0	0
Total nonperforming loans	4,688	5,096	6,645
Real estate owned	1,160	1,473	1,075
Other repossessed assets	448	335	501
Total nonperforming assets	$6,296	$6,904	$8,221

Asset Quality Ratios:
Non-performing assets to total assets	0.81%	0.89%	1.07%
Non-performing loans to total loans	0.71%	0.78%	1.03%
Allowance for loan losses to non-performing loans	137.39%	123.35%	87.95%
Allowance for loan losses to loans receivable	0.97%	0.97%	0.88%

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(1)    Ratios have been annualized.
(2)    Net interest income divided by average interest earning assets.